Exhibit 10.3

Execution Version

MERGER TERMINATION AGREEMENT

This Merger Termination Agreement (this “Agreement”) is entered into as of June 30, 2012 by and among Expedition Holding Company, Inc., a Delaware corporation (“Parent”), Expedition Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Quest Software, Inc., a Delaware corporation (“Quest”).

RECITALS

WHEREAS, Parent, Merger Sub and Quest have entered into an Agreement and Plan of Merger dated as of March 8, 2012, as amended on June 19, 2012 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Quest (the “Merger”), with Quest surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, the termination provisions of each of (i) the Limited Guaranty, dated as of June 19, 2012, by Insight Venture Partners VII, L.P., Insight Venture Partners (Cayman) VII, L.P., Insight Venture Partners VII (Co-Investors), L.P., Insight Venture Partners (Delaware) VII, L.P., Insight Venture Partners Coinvestment Fund II, L.P. (collectively, the “Insight Funds”), Vector Capital IV, L.P. (“Vector Capital”) and the Smith Investors (as defined below) (the “Limited Guaranty”), (ii) the Voting Agreement, dated as of March 8, 2012, as amended, restated, supplemented or otherwise modified from time to time, including Amendment No. 1 to Voting Agreement, dated as of June 19, 2012, among Vincent C. Smith, the Vincent C. Smith Annuity Trust 2010-1, the Vincent C. Smith Annuity Trust 2010-2, the Vincent C. Smith Annuity Trust 2011-1 and the Teach A Man to Fish Foundation (collectively, the “Smith Investors”) and Quest (the “Voting Agreement”), (iii) the equity commitment letter from each of the Insight Funds and Vector Capital (the “Equity Funding Letter”), and (iv) the rollover commitment letter from each of the Smith Investors (the “Rollover Letter” and together with the Equity Funding Letter, the Voting Agreement and the Limited Guaranty, the “Support Agreements”), provide that each of the Support Agreements shall be terminated and be of no further force and effect in the event that the Merger Agreement is terminated;

WHEREAS, Quest has received a Takeover Proposal from Dell, Inc. that the Board of Directors of Quest (the “Board”), acting through the special committee of independent directors established by the Board, has determined constitutes a Superior Proposal;

WHEREAS, pursuant to Section 5.2(e) of the Merger Agreement, Quest has provided Parent written notice of its intent to terminate the Merger Agreement pursuant to Section 7.1(d)(ii) thereof in the event that the Takeover Proposal continues to constitute a Superior Proposal following the negotiating period provided to Parent pursuant to Section 5.2(e) of the Merger Agreement; and

WHEREAS, Parent, Merger Sub and Quest desire, in lieu of Quest providing a notice of termination pursuant to Section 7.1(d)(ii), to terminate the Merger Agreement as provided herein effective immediately upon execution of this Agreement and Parent’s receipt of the Termination Fee and Expense Reimbursement pursuant to Section 1(b) hereof and to thereby terminate the Support Agreements; and

WHEREAS, Quest, Parent and JPMorgan Chase Bank, NA (the “Escrow Agent”) have entered into an Escrow Agreement, dated as of the date hereof (the “Escrow Agreement”), with respect to the deposit by Quest of the Escrow Funds (as defined below) into an escrow account.

Capitalized terms used but not otherwise defined herein shall have the respective meanings provided for such terms in the Merger Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1. Termination of Merger Agreement.

(a) Parent, Merger Sub and Quest hereby mutually consent to terminate the Merger Agreement pursuant to Section 7.1(a) of the Merger Agreement, effective immediately upon the execution of this Agreement and Quest’s delivery to the Escrow Agent of the Instruction Letter pursuant to Section 1(b) hereof. Parent, Merger Sub and Quest hereby agree that such termination shall have the same effect as a termination by Quest pursuant to Section 7.1(d)(ii) of the Merger Agreement.

(b) Quest shall pay as directed by Parent a termination fee of $25,000,000 (the “Termination Fee”) and reimburse Parent, Merger Sub and certain of their affiliates for out-of-pocket fees and expenses incurred in connection with the Merger Agreement in the amount of $12,000,000 (the “Expense Reimbursement” and, together with the Termination Fee, the “Escrow Funds”), and Quest hereby acknowledges that the documentation provided by Parent in support of the Expense Reimbursement is sufficient. On or prior to the date hereof, the Escrow Funds shall have been deposited with the Escrow Agent by wire transfer of immediately available funds. Concurrently with the execution of this Agreement, Quest shall deliver to the Escrow Agent an irrevocable instruction letter in the form attached hereto as Exhibit A (the “Instruction Letter”) to distribute the Escrow Funds as directed by Parent in accordance with the Escrow Agreement. Parent and Merger Sub agree and acknowledge that (i) the deposit by Quest of the Escrow Funds with the Escrow Agent, (ii) Quest’s delivery of the Instruction Letter to the Escrow Agent, and (iii) Parent having the right to cause the Escrow Agent to disburse the Escrow Funds in accordance with the Escrow Agreement, shall constitute full and final satisfaction of any and all obligations of Quest under Sections 7.1 and 7.3 of the Merger Agreement.

(c) Quest shall take no action, whether directly or indirectly with respect to the Escrow Agent or otherwise, to interfere with, delay or prevent the payment of the Termination Fee and the Expense Reimbursement from the Escrow Funds as directed by Parent in its sole and absolute discretion.

2. Automatic Termination of the Support Agreements. The parties hereto acknowledge that, upon execution of this Agreement, the Support Agreements shall, without further action, terminate and be of no further force and effect.

3. Effect of Termination; Mutual Discharge and Release. Each party hereto, on behalf of itself and, to the extent permitted by law, its affiliates, subsidiaries, directors, officers, stockholders, employees, agents, financial and legal advisors and other representatives, and the successors and assigns of each of them (each, a “Releasing Party”), effective upon payment in full of the Termination Fee and Expense Reimbursement hereby fully, finally and forever releases each other party hereto and each of their respective affiliates (including, in the case of Parent and Merger Sub, the Insight Funds, Vector Capital and the Smith Investors), subsidiaries, directors, officers, stockholders, employees, agents, financial and legal advisors and other representatives, and the successors and assigns of each of them, from any and all liabilities and obligations, claims, causes of action and suits, at law or in equity, whether now known or unknown, whether arising under any United States federal, state or local or any foreign law or otherwise, that any Releasing Party has or has had arising out of, relating to, or in connection with the Merger Agreement and the Support Agreements and the transactions contemplated thereby, including, without limitation, any liability or obligation arising out of any breach of any representation, warranty, covenant or agreement contained in the Merger Agreement; provided that nothing in this Section 3 shall impair (i) the survival and full force of the terms of the Confidentiality Agreement, (ii) Parent’s right to receive immediate payment of the Termination Fee or Expense Reimbursement pursuant to Section 1 hereof, or (iii) any rights or obligations of the parties under this Agreement; provided, further, that, for the avoidance of doubt, in no event shall any of the Smith Investors or their successors or assigns be a Releasing Party for purposes of this Section 3.

4. Survival of Confidentiality Agreements; Public Disclosures.

(a) Notwithstanding anything contained in this Agreement to the contrary, the provisions of the Confidentiality Agreement dated as of September 19, 2011 between Insight Venture Management, LLC and Quest and the Confidentiality Agreement dated as of March 16, 2012 between Vector Capital Corporation and Quest (collectively, the “Confidentiality Agreements”) shall survive and remain in full force and effect in accordance with their terms.

(b) Prior to the public disclosure by Quest, in any public filing (including, but not limited to any proxy statement with respect to a Takeover Proposal) or otherwise, of any information with respect to Parent, Merger Sub, the Insight Funds or Vector Capital, Quest shall provide Parent with an opportunity to review and comment on such disclosure with respect to references to the Insight Funds or Vector Capital and shall reasonably consider all such comments.

5. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby represent to Quest as follows: Each of Parent and Merger Sub has full corporate power and authority to execute, deliver and perform this Agreement; this Agreement has been duly and validly authorized by their respective boards of directors and executed and delivered by each of them, and constitutes a valid binding obligation of each of them, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles; and, except as set forth in the Amended and Restated Transaction Support Agreement, dated as of June 19, 2012, by and among Parent, Merger Sub, the Insight Funds, Vector Capital and the Smith Investors, neither Parent nor Merger Sub have assigned, transferred or conveyed to any other Person any claim or any portion thereof or interest therein relating to any of the matters that are the subject of this Agreement.

6. Representations and Warranties of Quest. Quest hereby represents to Parent as follows: Quest has full corporate power and authority to execute, deliver and perform this Agreement; this Agreement has been duly and validly authorized by Quest’s board of directors, or designated committee thereof, and executed and delivered by Quest, and constitutes a valid binding obligation of Quest, enforceable against Quest in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles; Quest has available and ready funds sufficient to pay the amounts set forth in Section 1 hereof; and Quest has not assigned, transferred or conveyed to any other Person any claim or any portion thereof or interest therein relating to any of the matters that are the subject of this Agreement.

7. Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction and venue set forth in this Section 7(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

8. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. It is accordingly agreed that in any proceeding seeking specific performance each of the parties will waive the defense of adequacy of a remedy at law.

9. Miscellaneous.

(a) The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Each party agrees to use reasonable efforts to take reasonable actions as any other party may reasonably request to carry out the intent of this Agreement and to take any other actions required under applicable Law to carry out and effectuate the intent of this Agreement.

(c) This Agreement shall be binding upon any successor to Quest or Parent or Merger Sub.

(d) This Agreement, the Merger Agreement, the Support Agreements, the Confidentiality Agreements and the Escrow Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto in connection with this Agreement.

(e) This Agreement may be modified or amended only by a writing signed by the parties hereto. This Agreement may be executed and delivered (including by facsimile transmission) in one of more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(f) If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

(g) If any legal action, including, without limitation, an action for arbitration or injunctive relief, is brought relating to this Agreement or the Merger Agreement or the breach or alleged breach hereof or thereof, the prevailing party in any final judgment or arbitration award, or the non-dismissing party in the event of a voluntary dismissal by the party instituting the action, shall be entitled to the full amount of all reasonable legal expenses, including all court costs, arbitration fees and actual attorneys’ fees paid or incurred in good faith.

(h) A party hereto shall be deemed to have “Knowledge” of a particular fact or other matter, and a particular fact or other matter shall be deemed “known to” a party hereto if any executive officer of such party (a) is actually aware of such fact or matter, or (b) would be expected to discover or otherwise become aware of such fact or other matter after consultation with its outside legal advisors.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

EXPEDITION HOLDING COMPANY, INC.

By:	/s/ Thomas Michael Triplett
Name: Thomas Michael Triplett
Title: President

EXPEDITION MERGER SUB, INC.

By:	/s/ Thomas Michael Triplett
Name:Thomas Michael Triplett
Title: President

QUEST SOFTWARE, INC.

By:	/s/ David Cramer
Name: David Cramer
Title: VP, General Counsel, Secretary

[Signature page to Insight Merger Termination Agreement]

EXHIBIT A

[—], 2012

VIA E-MAIL

JPMorgan Chase Bank, N.A.

Escrow Services

333 Grand Ave., 36th Floor

Los Angeles, CA 90071

Attn: [—]

Re:	Escrow Release Instructions – Quest Software, Inc.

Dear [—]:

Reference is made to that certain Escrow Agreement made as of June [—], 2012 (the “Escrow Agreement”), by and among Quest Software, Inc., a Delaware corporation (“Party A”), Expedition Holding Company, Inc., a Delaware corporation (“Party B”) and JPMorgan Chase Bank NA (the “Escrow Agent”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Escrow Agreement.

The undersigned, acting in accordance with Section 3 of the Escrow Agreement, hereby irrevocably and unconditionally instructs and directs the Escrow Agent to release the aggregate amount held in the Fund (less applicable tax withholding) to Party B in accordance with funds transfer information provided by Party B. For the avoidance of doubt, this escrow release instruction may not be revoked except by the written instruction of Party B.

PARTY A
Quest Software, Inc.

By:
Name:

Title: